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Pitney Bowes Inc. - Form 10-Q                                            Exhibit (ii)
Three Months Ended March 31, 1994
Page 15 of 15

                                   Pitney Bowes Inc.
                 Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)
                                           Three Months Ended March 31,
                                               1994                1993
Income before income taxes . . . . . . . . $146,858            $130,379

Add:
  Interest expense . . . . . . . . . . . .   43,734              50,226
  Portion of rents
    representative of the
    interest factor. . . . . . . . . . . .   12,154               9,415
  Amortization of capitalized
    interest . . . . . . . . . . . . . . .      232                 232

Income as adjusted . . . . . . . . . . . . $202,978            $190,252

Fixed charges:
  Interest expense . . . . . . . . . . . . $ 43,734            $ 50,226
  Capitalized interest . . . . . . . . . .       62                   -
  Portion of rents
    representative of the
    interest factor. . . . . . . . . . . .   12,154               9,415

                                           $ 55,950            $ 59,641

Ratio of earnings to fixed
  charges. . . . . . . . . . . . . . . . .     3.63                3.19

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.
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